Exhibit (a)(1)(i)

OFFER BY

VOYA GLOBAL EQUITY DIVIDEND AND PREMIUM OPPORTUNITY FUND

TO PURCHASE FOR CASH UP TO

15% OR 14,246,530 OF ITS OUTSTANDING COMMON SHARES OF BENEFICIAL INTEREST AT 98% OF NET ASSET VALUE PER SHARE

THE FUND’S OFFER AND WITHDRAWAL RIGHTS

WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME

ON MAY 24, 2021, UNLESS THE OFFER IS EXTENDED

Voya Global Equity Dividend and Premium Opportunity Fund (the “Fund”) is commencing a tender offer to purchase up to 15% of its issued and outstanding common shares of beneficial interest (“Common Shares” or the “Shares”) upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”). If more than 15% of the Fund’s Common Shares are tendered and not withdrawn, any purchases will be made on a pro rata basis. The Offer is for cash at a price per Share equal to 98% of the net asset value (“NAV”) per Share of the Common Shares as of the close of regular trading on the New York Stock Exchange (“NYSE”) as of the business day after the Offer expires. The Offer period and withdrawal rights will expire at 5:00 p.m. New York City Time on May 24, 2021, unless extended, upon the terms and subject to the conditions of the Offer. The Offer is designed to provide shareholders of the Fund with the opportunity to tender some or all of their Shares at a price close to NAV per Share should they wish to do so.

None of the Fund, the Board of Trustees for the Fund, Voya Investments, LLC, the investment manager for the Fund (the “Investment Manager” or “Voya Investments”), and Voya Investment Management Co. LLC (the “Sub-Adviser”) makes any recommendation to any holder of Common Shares (“Shareholders”) as to whether to tender any or all of such Shareholder’s Common Shares in the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase and in the related Letter of Transmittal, and if given or made, such information or representations may not be relied upon as having been authorized by the Board or the officers of the Fund, the Investment Manager or the Sub-Adviser.

You may direct questions and requests for assistance to Georgeson LLC, the information agent (“Information Agent”) for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Shareholders may obtain additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Withdrawal or any other tender materials from the Information Agent and may also contact their brokers, dealers, banks, trust companies or other nominees for copies of these documents. If you do not wish to tender your Common Shares, you need not take any action.

If, after carefully evaluating all of the information set forth in the Offer to Purchase, you wish to tender Shares pursuant to the Offer, please follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your Shares are held of record in the name of a broker, dealer, commercial bank, trust company or other nominee, contact that firm to effect the tender for you. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

THIS OFFER TO PURCHASE AND THE FUND’S RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

April 19, 2021

SUMMARY TERM SHEET

SECURITIES SOUGHT:	Up to 15% of the outstanding Common Shares of the Fund

PRICE OFFERED PER SHARE:	98% of the net asset value (“NAV”) per Share of the Common Shares

SCHEDULED EXPIRATION TIME & DATE:	May 24, 2021 at 5:00 PM New York City Time

PURCHASER:	Voya Global Equity Dividend and Premium Opportunity Fund

This Summary Term Sheet highlights certain information in this Offer to Purchase for a Shareholder (as defined herein). To understand the Offer (as defined herein) fully and for a more complete description of the terms of the Offer, please read carefully the entire Offer to Purchase and the related Letter of Transmittal (which together constitute the “Offer”) in their entirety because the information in this summary term sheet is not complete and additional important information is contained in the Offer.

What and how many securities is Voya Global Equity Dividend and Premium Opportunity Fund (the “Fund”) offering to purchase?

The Board of Trustees of the Fund has authorized the Fund to conduct a cash tender offer to purchase up to 15% or 14,246,530 (the “Offer Amount”) of its outstanding common shares of beneficial interest (“Common Shares” or the “Shares”). If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the date the Offer expires, the Fund will purchase the Offer Amount on a pro rata basis. Shareholders cannot be assured that all of their tendered Shares will be repurchased. For more information see Section 1, “Terms of the Offer; Expiration Date.”

How much and in what form will the Fund pay me for my Shares?

The Fund will pay cash for Shares purchased pursuant to the Offer, less any applicable withholding taxes. The purchase price will equal 98% of the NAV per Share as of the close of regular trading on the New York Stock Exchange (“NYSE”) as of the business day after the Offer expires (or if the Offer is extended, on the business day after the date the extended Offer expires), upon the terms and subject to the conditions set forth in Offer.

The Shares are traded on the NYSE under the ticker symbol “IGD.” As of March 31, 2021, the closing price as of the close of the regular trading session of the NYSE was $5.70 per Share. The Fund normally calculates the NAV of its Shares daily as of the close of regular trading on the NYSE. On March 31, 2021, the NAV per Share was $6.25. During the pendency of the Offer, current NAV per Share quotations can be obtained from Georgeson LLC, the information agent for the Offer (“Information Agent”) at 866-828-4305. For more information see Section 1, “Terms of the Offer; Expiration Date” and Section 5, “Acceptance for Payment and Payment.”

When does the Offer expire? Can the Fund extend the Offer, and if so, when will the Fund announce the extension?

•

The Offer expires on May 24, 2021 at 5:00 p.m., New York City Time, unless the Fund extends the Offer. The later of May 24, 2021 and the latest time or date to which the Offer is extended is hereinafter called the “Expiration Date.”

•

The Fund may extend the Offer period at any time. If it does, the Fund will determine the purchase price as of the close of regular trading on the NYSE as of the business day after the new Expiration Date.

•

If the Offer period is extended, the Fund will make a public announcement of the extension no later than 9:00 a.m. New York City Time on the next business day following the previously scheduled Expiration Date.

If you hold your Common Shares directly, you have until the expiration of the Offer to decide whether to tender your Common Shares in the Offer. If you want to tender your Shares, but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the tender offer, you will not be able to tender your Shares. This can occur, for example, if you purchased Shares at, or within one or two days of, the Expiration Date, not allowing sufficient time for such purchase transaction to settle. There are no guaranteed delivery procedures available under the terms of the Offer as an alternative delivery mechanism. If you hold your Common Shares through a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), you should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to tender your Common Shares and provide to such Nominee Holder any other required materials. For more information see Section 1, “Terms of the Offer; Expiration Date” and Section 2, “Extension of Tender Period, Termination; Amendment.”

What if more than 15% of the Shares are tendered (and not timely withdrawn)?

The Fund will purchase duly tendered Shares from tendering stockholders pursuant to the terms and conditions of the Offer on a pro rata basis (disregarding fractions) in accordance with the number of Shares tendered by each Stockholder (and not properly withdrawn), unless the Fund determines not to purchase any Shares in the event that the conditions described in Section 13 of this Offer to Purchase are not met. The Fund’s present intention, if the Offer is oversubscribed, is not to purchase more than 15% of the Shares. For more information see Section 1, “Terms of the Offer; Expiration Date.”

Must I tender all of my Shares for repurchase?

No. You may tender for repurchase all or part of the Shares you own.

Will I have to pay any fees or commissions on Shares I tender?

No fees or commissions will be payable to the Fund in connection with the Offer. However, brokers, dealers, or other persons may charge Shareholders a fee for soliciting tenders for Shares by the Fund pursuant to the Offer. Shareholders may be obligated to pay transfer taxes on the purchase of Shares by the Fund and other transaction costs. Please contact the Depositary for more details. For more information see Section 1, “Terms of the Offer; Expiration Date,” Section 5, “Acceptance for Payment and Payment” and Section 14, “Fees and Expenses.”

Does the Fund have the financial resources to pay me for my Shares?

Yes. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered shares. For more information see Section 8, “Source and Amount of Funds; Effect of the Offer.”

If Shares I tender are accepted by the Fund, when will payment be made?

Payment for tendered Shares, if accepted, will be made promptly after the termination date of the Offer.

How do I tender my Shares?

If your Shares are registered in the name of a Nominee Holder, you should contact that firm if you wish to tender your Shares.

All other Shareholders wishing to participate in the Offer must, prior to the date and time the Offer expires, complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to the Depositary at its address set forth on the last page of this Offer to Purchase. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on the last page of this Offer to Purchase. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 3.C of this Offer to Purchase. In all these cases, the Depositary must receive these materials prior to the date and time the Offer expires.

The Fund’s transfer agent holds Shares in uncertificated form for certain Shareholders pursuant to the Fund’s dividend reinvestment and cash purchase plan. When a Shareholder tenders share certificates, the Depositary will accept any of the Shareholder’s certificated Shares for tender first and accept the balance of tendered Shares from the Shareholder’s uncertificated Shares. For more information see Section 3, “Procedures for Tendering Common Shares.”

Until what time can I withdraw tendered Shares?

You may withdraw your tendered Shares at any time prior to the date and time the Offer expires, and if the Fund has not agreed to accept your Shares for payment after the expiration of 40 business days from the commencement of the Offer, you can withdraw them at any time after that until the Fund accepts your Shares for payment.

Withdrawals of tenders of Common Shares may not be rescinded, and any Common Shares validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 of this Offer to Purchase at any time before the Expiration Date. For more information see Section 4, “Withdrawal Rights.”

How do I withdraw tendered Shares?

If you desire to withdraw tendered Shares, you should either:

•	Give proper written notice to the Depositary; or

•	If your Shares are held of record in the name of a Nominee Holder, contact that firm to withdraw your tendered Shares.

For more information see Section 4, “Withdrawal Rights.”

What are the tax consequences of tendering Common Shares? The receipt of cash for Common Shares pursuant to the Offer by a U.S. shareholder other than a Shareholder exempt from tax or investing through a tax-advantaged arrangement generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, the sale of your Common Shares for cash generally will be treated either as (1) a sale or exchange of the Common Shares, or (2) a distribution with respect to the Common Shares that is treated in whole or in part as taxable dividend. Each Shareholder should consult its tax adviser as to the tax consequences of tendering its Common Shares in the Offer. For more information see Section 6, “Certain Material U.S. Federal Income Tax Consequences.”

What is the purpose of the Offer? On February 19, 2021, the Board approved the partial tender offer described herein, which is intended to provide Shareholders with an opportunity to achieve partial liquidity without negatively impacting the long-term performance of the Fund. In approving the Offer, the Board considered a number of factors, including: information regarding the markets in which the Fund invests; possible alternatives to the Offer; the costs of the Offer to the Fund; that the Offer could provide an opportunity for Shareholders to achieve partial liquidity at a price close to NAV per Share and greater than what they could realize in the secondary market at that time; that the Offer is expected to have an accretive impact to NAV per Share for Shareholders who remain invested in the Fund; that the Offer may assist in narrowing the discount to NAV per Share at which the Shares trade in the short-term; that there was not expected to be any change to the net expense ratio of the Fund following completion of the Offer; that the Board considered the representations by management that the Offer was not expected to have an adverse impact on ongoing investment strategies and efforts to achieve the Fund’s objective; and that the Investment Manager recommended the Offer to the Board. The Board also considered that there can be no assurance that the Offer will have the effect of narrowing the discount, on either a short- or long-term basis, or that any reduction in the discount will be sustained following the expiration of the Offer. Rather, the Board considered that the market price of the Shares will be determined by, among other things, the relative demand for and supply of the Shares in the market, the Fund’s investment performance, the Fund’s dividends and yield, and investor perception of the Fund’s overall attractiveness as an investment compared with other investment alternatives. The Board also considered information regarding the accretive effect of the Offer to the Fund’s NAV per Share over time. After considering the totality of the foregoing and other factors, none of which alone was dispositive, the Board determined to authorize the Offer. Different Trustees may have given different weight to various factors in making their determinations.

Please bear in mind that none of the Fund, its Board, the Investment Manager, nor the Sub-Adviser has made any recommendation as to whether or not you should tender your Shares. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender. For more information see Section 9, “Purpose of the Offer.”

What are the most significant conditions of the Offer?

The Fund will not accept Shares tendered for payment under any one of the following circumstances that, in the view of the Board of Trustees, would make it inadvisable to proceed with the Offer, purchase or payment. The following is only a summary of the conditions. For a complete list of the conditions of the Offer, please see Section 13, “Conditions of the Offer.”

•	The purchase of Shares in the Offer would result in the delisting of the Shares from the NYSE.

•	The Offer could impair compliance with U.S. Securities and Exchange Commission or Internal Revenue Service (“IRS”) requirements.

•	The purchase of Shares in the Offer would result in a failure to comply with the applicable asset coverage requirements applicable to any senior securities of the Fund that are issued and outstanding.

•

In the Board of Trustees’ reasonable judgment, there is a material legal action or proceeding instituted or threatened, challenging the Offer or otherwise potentially materially adversely affecting the Fund.

•	The suspension of or limitation on prices for trading securities generally on the NYSE or NASDAQ.

•	Declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State.

•	New limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions.

•	In the Board’s judgment, other event or condition which would have a material adverse effect on the Fund or the Shareholders if tendered Shares were purchased.

•	The Board of Trustees determines that the purchase of Shares might be a breach of its fiduciary duty.

If I decide not to tender, how will the Offer affect my Shares?

If you do not tender your Shares (or if you own Shares following completion of the Offer), your percentage ownership interest in the Fund will increase after the completion of the Offer and you will be subject to any increased risks associated with the reduction in the Fund’s total assets due to the payment for the tendered Shares. These risks may include greater volatility due to a decreased asset base and proportionately higher expenses. Shareholders may receive additional distributions giving rise to taxable capital gains (including short-term capital gains taxable to individuals as ordinary income) as a result of sales of portfolio securities to pay for tendered Shares. The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased and may have an adverse effect on the Fund’s expense ratio and investment performance. For more information see Section 8, “Source and Amount of Funds; Effect of the Offer” and Section 14, “Fees and Expenses.”

What action need I take if I decide not to tender my Shares?

None.

Whom do I contact if I have questions about the Offer?

If you own Common Shares through a broker or other Nominee Holder, you can call your broker or other Nominee Holder. You can also contact Georgeson LLC, the Information Agent, at 866-828-4305, Monday through Friday, 9 a.m. to 5 p.m., New York City Time.

To the holders of Common Shares (“Shareholders”) of Voya Global Equity Dividend and Premium Opportunity Fund (the “Fund”):

INTRODUCTION

The Fund is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (“1940 Act”), as a closed-end management investment company, which is offering to purchase up to 15% or 14,246,530 (the “Offer Amount”) of its outstanding common shares of beneficial interest (“Common Shares” or “Shares”) at a price equal to 98% of the net asset value (“NAV”) of the Shares as of the close of regular trading on the New York Stock Exchange (“NYSE”) as of the business day after the Offer expires. The Offer period and withdrawal rights will expire at 5:00 p.m. New York City Time on May 24, 2021 (the “Expiration Date”), unless extended, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together, constitute the “Offer”). The later of May 24, 2021 or the latest time and date to which the Offer is extended is hereinafter called the “Expiration Date.”

This Offer is open to Shareholders, and none of the Fund, its Board of Trustees (“Board”), Voya Investments, LLC, the investment manager for the Fund (“Investment Manager” or “Voya Investments”), or Voya Investment Management Co. LLC (the “Sub-Adviser”) makes any recommendation to any Shareholder as to whether to tender any or all of such Shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

No person has been authorized to make any recommendation on behalf of the Fund as to whether Shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund, the Investment Manager or the Sub-Adviser. The Fund has been advised that the Fund’s Trustees, Officers, its Investment Manager and Sub-Adviser do not intend to tender any Shares pursuant to the Offer.

The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the Offer Amount on a pro rata basis. See Section 1, “Terms of the Offer; Expiration Date.”

If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer to Purchase and Letter of Transmittal or, if your Shares are held of record in the name of a Nominee Holder, contact such firm to effect the tender for you. In addition, if you fail to complete, sign and return to the Depositary a Form W-9 (or a substitute form) (or in the case of certain non-U.S. Shareholders, an appropriate IRS Form W-8 or substitute form), you may be subject to backup withholding on the gross proceeds payable to you pursuant to the Offer. Certain non-U.S. Shareholders may be subject to U.S. federal income tax withholding on gross proceeds payable to them pursuant to the Offer. See Section 6 “Certain Material U.S. Federal Income Tax Consequences.”

THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM CAREFULLY AND IN THEIR ENTIRETY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THE OFFER.

If you do not wish to tender your Common Shares, you need not take any action.

THIS OFFER IS BEING MADE TO ALL SHAREHOLDERS

OF THE FUND AND IS NOT CONDITIONED UPON ANY

MINIMUM NUMBER OF SHARES BEING TENDERED.

THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS.

SEE SECTION 13, “CONDITIONS OF THE OFFER.”

IMPORTANT

None of the Fund, its Board, the Investment Manager or the Sub-Adviser makes any recommendation to any Shareholder as to whether to tender any or all of such Shareholder’s Shares. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

No person has been authorized to make any recommendation on behalf of the Fund as to whether Shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund. The Fund has been advised that none of the Fund’s Trustees, its officers, its Investment Manager or Sub-Adviser intend to tender any Shares pursuant to the Offer.

Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Information Agent at the telephone number set forth below.

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free:    1-866-828-4305

The Depositary for the Offer is:

Computershare

By First Class, Registered or Certified Mail: Computershare c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Delivery: Computershare c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021

THE OFFER

1.	TERMS OF THE OFFER; EXPIRATION DATE

Upon the terms and subject to the conditions set forth in this Offer to Purchase, the Fund will accept for payment and purchase for cash for up to 15% or 14,246,530 of its outstanding Common Shares at a price equal to 98% of the NAV per Share validly tendered prior to 5:00 p.m. New York City Time, on May 24, 2021, or such later date to which the Offer is extended, and not withdrawn as permitted by Section 4, “Withdrawal Rights.” The Fund reserves the right to extend the Offer to a later Expiration Date. The Offer period may be extended by the Fund issuing a press release or making some other public announcement no later than 9:00 a.m. New York City Time as of the next business day after the Offer otherwise would have expired. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of any such tendering Shareholder to withdraw his, her or its Shares.

If the Fund makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer is being made to all Shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to 15% of the Fund’s outstanding Shares, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered. If more Shares than the Offer Amount are properly tendered and not withdrawn prior to the Expiration Date, the Fund will purchase the Offer Amount on a pro rata basis. Shares acquired by the Fund pursuant to the Offer will thereafter constitute authorized but unissued Shares of the Fund. Under no circumstances will interest be paid on the Offer price for tendered Common Shares, regardless of any extension of or amendment to the Offer or any delay in paying for such Common Shares.

When considering whether to tender Common Shares, Shareholders should be aware that the payment received pursuant to the Offer will be less than the amount that the Shareholders would be entitled to receive upon a liquidation of the Fund, if such liquidation occurred at the same NAV per Share.

Shares will be purchased at 98% of the NAV of the Shares to help defray certain costs of the tender offer, including the processing of tender forms, effecting payment, postage and handling. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge you a service or other fee for participation in the Offer. Tendering Shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 5, “Acceptance for Payment and Payment.”

Subject to the terms and conditions of the Offer, the Fund will pay the consideration offered or return the tendered Shares promptly after the termination or withdrawal of the Offer. If payment of the purchase price is to be made to, or Common Shares not tendered or not purchased are to be returned in, the name of any person other than the registered holder(s), or if a transfer tax is imposed for any reason other than the sale or transfer of Common Shares to the Fund pursuant to the Offer, then the amount of any share transfer taxes (whether imposed on the registered holder(s), such other persons or otherwise) will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted.

As of March 10, 2021, there were 94,976,864 Shares outstanding and there were approximately 29,704 holders of record of these Common Shares. As of the date of this Offer to Purchase, the Fund has been advised that none of its Trustees, officers, its Investment Manager or Sub-Adviser intend to tender any Shares pursuant to the Offer.

2.	EXTENSION OF TENDER PERIOD, TERMINATION; AMENDMENT

The Fund expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Information Agent and making a public announcement thereof. In the event that the Fund so elects to extend the tender period, the NAV per Share for the Shares tendered will be computed as of the close of regular trading on the NYSE as of the business day after the newly designated Expiration Date. During any such extension, all Common Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not purchase or pay for any Common Shares or, subject to applicable law, postpone payment for Common Shares, in each case upon the occurrence of any of the conditions specified in Section 13, “Conditions of the Offer”; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m. New York City Time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-l(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by rules promulgated under the Exchange Act (Rules 13e-4(d)(2) and 13e-4(e)(3)). These rules require that the minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (a) the Fund increases or decreases the price to be paid for Common Shares, or the Fund decreases the number of Common Shares being sought and (b) the Expiration Date is less than ten business days away, then the Expiration Date will be extended at least ten business days from the date of the notice.

3.	PROCEDURES FOR TENDERING COMMON SHARES

A.	Proper Tender of Shares.

Shareholders that are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”) should contact such firm if they desire to tender their Shares.

For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 5:00 p.m. New York City Time on the Expiration Date:

(a)

A properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, (or an Agent’s Message in the case of a book-entry transfer, as described in Section 3.C), and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the last page of this Offer to Purchase; and

(b)

Either the certificates for the Shares must be received by the Depositary at its address set forth on the last page of this Offer to Purchase, or the tendering Shareholder must comply with the book-entry delivery procedure set forth in Section 3.C.

If you want to tender your Shares, but your certificates for the Shares are not immediately available or cannot be delivered to the Depositary, you cannot comply with the procedure for book-entry transfer or you cannot deliver the other required documents to the Depositary by the Expiration Date of the tender offer, you will not be able to tender your Shares. This can occur, for example, if you purchased Shares at, or within one or two days of, the Expiration Date, not allowing sufficient time for such purchase transaction to settle. There are no guaranteed delivery procedures available under the terms of the Offer as an alternative delivery mechanism. If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

Letters of Transmittal and certificates representing Shares, if any, should be sent to the Depositary; they should not be sent or delivered to the Fund.

The Fund’s transfer agent holds Shares in uncertificated form for certain Shareholders pursuant to the Fund’s dividend reinvestment and cash purchase plan. When a Shareholder tenders certificated Shares, the Depositary will accept any of the Shareholder’s certificated Shares for tender first, and accept the balance of tendered Shares from the Shareholder’s uncertificated Shares. Any remaining certificated Shares will be issued in book-entry and will be electronically held in your account in lieu of a certificate.

Section 14(e) of the Exchange Act, and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person’s own account unless at the time of tender, and at the time the shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the Offer, and will deliver or cause to be delivered the shares so acquired for the purpose of tender to the offeror prior to or on the expiration date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering Shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering Shareholder’s representation that (i) such Shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering Shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering Shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the Depositary of the purchase price, (b) present such Shares (and any such other dividends, distributions, other Shares or securities or rights) for transfer on the books of the Fund, and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering Shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering Shareholder with respect to the tendered Shares (and, if given, will be null and void).

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering Shareholder shall be deemed to represent and warrant that: (a) the tendering Shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering Shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering Shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B.	Signature Guarantees and Method of Delivery.

Signatures on the Letter of Transmittal are required to be guaranteed if any tendered stock certificates are registered in a name other than that of the tendering Shareholder or if a check for cash is to be issued in a name other than that of the registered owner of such Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an “Eligible Guarantor”). An Eligible Guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity that is an “Eligible Guarantor Institution” as such term is defined in Rule 17Ad-15 under the Exchange Act. If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C.	Book-Entry Delivery Procedure.

The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (“DTC”) for purposes of the Offer. Any financial institution that is a participant in any of DTC’s systems may make delivery of tendered Shares by (i) causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer; and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. DTC may charge the account of such financial institution for tendering Shares on behalf of Shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this book-entry delivery procedure, the Letter of Transmittal, with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent’s Message (as defined below) in connection with a book-entry transfer, must be transmitted to and received by the Depositary at the appropriate address set forth on the last page of this Offer to Purchase before 5:00 p.m. New York City Time on the Expiration Date.

The term “Agent’s Message” means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”), which states that DTC has received an express acknowledgment from the DTC participant (“DTC Participant”) tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the DTC Participant.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

D.	Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or good order, or the acceptance of or payment for which may, in the opinion of the Fund’s counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular Shareholder, and the Fund’s interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless any defects or irregularities have been cured or waived within such time. None of the Fund, the Investment Manager, the Sub-Adviser, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

E.	Federal Income Tax Withholding.

Payments made to tendering Shareholders pursuant to the Offer may be subject to withholding pursuant to the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder. For an additional discussion of such withholding as well as a discussion of certain other U.S. federal income tax consequences to tendering and non-tendering Shareholders, see Section 6, “Certain Material U.S. Federal Income Tax Consequences.”

4.	WITHDRAWAL RIGHTS

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer will be irrevocable. You have the right to withdraw tendered Shares at any time prior to 5:00 p.m. New York City Time on the Expiration Date. If you desire to withdraw Shares tendered on your behalf by a Nominee Holder, you may withdraw by contacting that firm and instructing them to withdraw such Shares. Upon terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date. If the Fund has not agreed to accept your Shares for payment after the expiration of 40 business days from the commencement of the Offer, you can withdraw them at anytime after that until the Fund accepts your Shares for payment.

To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the last page of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Shareholders should contact the Information Agent for instructions if they wish to submit a notice of withdrawal.

If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor. If Shares have been delivered pursuant to the book-entry delivery procedure (set forth in Section 3, “Procedures for Tendering Common Shares”), any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of DTC.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding.

None of the Fund, the Investment Manager, the Sub-Adviser, the Depositary or any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 3, “Procedures for Tendering Common Shares,” prior to 5:00 p.m. New York City Time on the Expiration Date.

The method of delivery of any documents related to a withdrawal is at the risk of the withdrawing Shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5.	ACCEPTANCE FOR PAYMENT AND PAYMENT

Upon the terms and subject to the conditions of the Offer, the Fund will accept for payment, and will pay cash for, Common Shares validly tendered on or before the Expiration Date, and not properly withdrawn in accordance with Section 4, promptly after the Expiration Date of the Fund’s Offer. The Fund expressly reserves the right, in its sole discretion, to delay the acceptance for payment of, or payment for, Common Shares, in order to comply, in whole or in part, with any applicable law.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering Shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book- Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Shareholders at the same time and will depend upon when Share certificates are received by the Depositary or when Book-Entry Confirmations of tendered Shares are received in the Depositary’s account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Shares than are tendered, or if a Shareholder withdraws tendered Shares, (i) the shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer, (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered, and (iii) uncertificated Shares held by the Fund’s transfer agent pursuant to the Fund’s dividend reinvestment and cash purchase plan will be returned to the dividend reinvestment and cash purchase plan account maintained by the transfer agent.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the purchase price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 13, “Conditions of the Offer.”

A tendering U.S. Shareholder or other payee who fails to fully complete and sign an IRS Form W-9 (or substitute form) may be subject to U.S. federal income backup withholding on the gross proceeds paid to such Shareholder or other payee pursuant to the Offer. Non-U.S. Shareholders (as defined in Section 6, “Certain Material U.S. Federal Income Tax Consequences” below) should provide the Depositary with an appropriate completed IRS Form W-8 (or substitute form) in order to avoid backup withholding. A copy of IRS Form W-9 or appropriate

Form W-8 will be provided upon request from the Depositary. See Section 3, “Procedures for Tendering Common Shares” and Section 6, “Certain Material U.S. Federal Income Tax Consequences.”

6.	CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a general summary of the U.S. federal income tax consequences of the purchase of Common Shares by the Fund from Shareholders pursuant to the Offer. Unless otherwise noted, this discussion deals only with Common Shares held as capital assets and does not deal with special situations or particular types of Shareholders subject to special treatment under U.S. federal income tax laws (including financial institutions or dealers in securities or commodities, regulated investment companies, traders in securities that elect to mark their holdings to market, insurance companies, Shareholders subject to the federal alternative minimum tax, or Shareholders whose functional currency is not the U.S. dollar). This discussion is not tax advice and does not address all aspects of taxation (including other federal (non-income) taxes, state, local, or foreign taxes) that may be relevant to particular Shareholders in light of their own investment or tax circumstances. This summary is based on U.S. federal income tax law as of the date the Offer begins, including the Code), applicable Treasury regulations, IRS rulings, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. There can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below, and the Fund has not obtained, nor does the Fund intend to obtain, a ruling from the IRS or an opinion of counsel with respect to any of the consequences described below. Shareholders should consult their own tax advisers regarding their particular situation and the potential tax consequences to them of a purchase of their Common Shares by the Fund pursuant to the Offer, including potential state, local and foreign taxation, as well as any applicable transfer taxes.

As used herein, the term “U.S. Shareholder” refers to a Shareholder who is (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of the source of such income, and (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (y) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. The term “Non-U.S. Shareholder” refers to a Shareholder who is not a U.S. Shareholder.

U.S. Shareholders.  A Shareholder (other than a tax-exempt Shareholder) whose Common Shares are repurchased pursuant to the Offer generally will be treated as having sold the Common Shares and will recognize gain or loss for U.S. federal income tax purposes, so long as (a) such Shareholder tenders, and the Fund repurchases, all of such Shareholder’s Shares (i.e., the Shareholder reduces its percentage ownership of the Fund to 0%), (b) such tender results in a “substantially disproportionate” redemption with respect to the Shareholder, or (c) the tender otherwise is treated as being “not essentially equivalent to a dividend” under the relevant rules of the Code. Generally, for this purpose a “substantially disproportionate” redemption is one that reduces the Shareholder’s percentage voting interest in the Fund by more than 20% and after which the Shareholder owns a less-than-50% voting interest in the Fund. Also, generally, for this purpose, a redemption is “not essentially equivalent to a dividend” if it results in a “meaningful reduction” of a Shareholder’s percentage interest in the Fund. Whether a reduction is “meaningful” depends on a Shareholder’s particular facts and circumstances; in general, the smaller a Shareholder’s percentage interest in the Fund, the more likely that any such reduction therein will be treated as “meaningful.” For the avoidance of doubt, any taxes imposed on or in respect of a Shareholder in connection with its sale of Shares pursuant to the Offer, other than transfer taxes, as discussed in Section 5 above, and any applicable withholding taxes, as discussed below, will be for the Shareholder’s account and will not be borne by the Fund. For these purposes, a Shareholder’s ownership of the Fund is determined after applying the ownership attribution rules under Section 318 of the Code, and the Common Shares, actually or constructively owned under such rules, generally must be taken into account. If sale or exchange treatment under Section 302(b) applies, a Shareholder will recognize gain or loss equal to the difference between the price paid by the Fund for the Common Shares pursuant to the Offer and the Shareholder’s adjusted tax basis in the

Common Shares sold. Such gain or loss will be determined separately for each block of Common Shares (i.e., Common Shares acquired at the same cost in a single transaction). A Shareholder’s holding period for Common Shares repurchased pursuant to the Offer will terminate as of the Expiration Date. A tendering Shareholder’s gain or loss will generally be capital gain or loss if the Common Shares sold are held by the Shareholder at the time of sale as capital assets and will be treated as long-term capital gain if the Common Shares have been held for more than one year or as short-term if the Common Shares have been held for one year or less. The maximum U.S. federal income tax rate applicable to short-term capital gains recognized by a non-corporate Shareholder is currently the same as the applicable ordinary income rate. In addition, the Code generally imposes a 3.8% Medicare contribution tax on the net investment income of certain individuals, estates and trusts to the extent their income exceeds certain threshold amounts. For these purposes, “net investment income” generally includes, among other things, (i) distributions paid by the Fund of net investment income and capital gains, and (ii) any net gain from the sale, exchange or other taxable disposition of Shares of the Fund.

In the event that a tendering Shareholder’s ownership of the Fund is not reduced to the extent required under the tests described above, such Shareholder will be deemed to receive a distribution from the Fund under Section 301 of the Code with respect to the Shares held (or deemed held under Section 318 of the Code) by the Shareholder after the tender (a “Section 301 distribution”). Such distribution, which will equal the price paid by the Fund to such Shareholder for the Common Shares sold, and will be taxable as a dividend to the extent of the Fund’s current and accumulated earnings and profits allocable to such distribution. Any such dividend will constitute an ordinary income dividend or a capital gain dividend, as applicable. An ordinary income dividend is generally taxable at ordinary income tax rates, and a dividend properly reported as a capital gain dividend is generally taxable at long-term capital gain rates. To the extent a Section 301 distribution exceeds the Fund’s current and accumulated earnings and profits, it will be treated as a return of capital reducing the Shareholder’s tax basis in the Shares held (or deemed held under Section 318 of the Code) after the Offer, and thereafter as capital gain. No portion of any amount a Shareholder receives from the Fund in connection with the Offer that is treated as an ordinary income dividend is expected to qualify for the corporate dividends-received deduction (for corporate Shareholders) or as “qualified dividend income” (for certain non-corporate Shareholders). Any remaining adjusted basis in the Common Shares tendered (after reduction by the non-taxable return of capital amount) will be transferred to any remaining Common Shares held by such Shareholder following the Offer. In addition, in the case of a corporate Shareholder, if the requirements of Section 302(b) of the Code are not met and the Shareholder is treated as receiving a dividend from the Fund, in certain cases the dividend could constitute an “extraordinary dividend” under Section 1059 of the Code, potentially resulting in special basis adjustments for any remaining Common Shares held by such Shareholder following the Offer and the recognition of gain. Corporate Shareholders should consult their tax advisers for the possible applicability of this special rule to them.

Provided that no tendering Shareholder is treated as receiving a Section 301 distribution as a result of the Offer, Shareholders whose percentage ownership of the Fund increases as a result of the Offer will not be treated as realizing constructive distributions by virtue of that increase. In the event that any tendering Shareholder is deemed to receive a Section 301 distribution as a result of the Offer, it is possible that shareholders whose percentage ownership of the Fund increases as a result of the Offer, including Shareholders who do not tender any Shares pursuant to the Offer, will be deemed to receive a constructive distribution under Section 305(c) of the Code in an amount determined by the increase in their percentage ownership of the Fund as a result of the Offer. Such constructive distribution will be treated as a dividend to the extent of current or accumulated earnings and profits allocable to it, with the effect described in the immediately preceding paragraph. Such dividend treatment will not apply, however, if the tender is treated as an “isolated redemption” within the meaning of the Treasury regulations.

Under the “wash sale” rules under the Code, provided the tender of Common Shares pursuant to the Offer is treated as a sale or exchange (and not a Section 301 distribution as described above), loss recognized on Common Shares sold pursuant to the Offer will ordinarily be disallowed to the extent the Shareholder acquires other Shares of the Fund (whether through automatic reinvestment of dividends or otherwise) or substantially identical stock or securities within 30 days before or after the date the tendered Common Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss. Any loss realized by a Shareholder on the sale of a Common Share held by the Shareholder for six months or less will be treated for U.S. federal income tax purposes as a long-term capital loss to the extent of any distributions or deemed distributions of long-term capital gains received by the Shareholder with respect to such Share. A Shareholder’s ability to use capital losses may be limited under the Code.

To the extent that a Shareholder receives, as part of its gross proceeds on the tender of its Common Shares, accumulated and unpaid dividends, the portion of the gross proceeds representing such dividend amounts generally will be treated as either ordinary income dividends or capital gain dividends in the hands of the Shareholder, as reported by the Fund, to the extent such dividends have been previously declared by the Fund.

Non-U.S. Shareholders.  Provided the sale of Common Shares pursuant to the Offer is respected as a sale or exchange for U.S. federal income tax purposes, any gain realized by a Non-U.S. Shareholder upon the tender of Common Shares pursuant to the Offer will generally not be subject to any U.S. tax withholding and, provided such gain is not effectively connected with a trade or business carried on in the U.S. by such Non-U.S. Shareholder, will not be subject to any U.S. federal income tax. If, instead, all or a portion of the proceeds received by a tendering Non-U.S. Shareholder is treated for U.S. federal income tax purposes as a Section 301 distribution by the Fund that is treated in whole or in part as a dividend, or if a Non-U.S. Shareholder is otherwise treated as receiving a deemed distribution that is a dividend by reason of the Shareholder’s increase in its percentage ownership of the Fund resulting from other Shareholders’ sale of Common Shares pursuant to the Offer, absent a statutory exemption, the dividend received or deemed received by the Non-U.S. Shareholder will be subject to a U.S. withholding tax at the rate of 30% (or such lower rate as may be applicable under a tax treaty). If any gain or dividend income realized in connection with the tender of Common Shares by a Non-U.S. Shareholder is effectively connected with a trade or business carried on in the U.S. by the Non-U.S. Shareholder, such gain or dividend will be taxed at the graduated rates applicable to U.S. Shareholders. In addition, if the Non-U.S. Shareholder is a non-U.S. corporation, it may be subject to branch profits tax on such effectively connected income.

In order to qualify for any exemptions from withholding described above or for lower withholding tax rates under income tax treaties, or to establish an exemption from backup withholding, a Non-U.S. Shareholder must comply with special certification and filing requirements relating to its non-U.S. status (including, in general, by furnishing an appropriate IRS Form W-8 or substitute form). Non-U.S. Shareholders are urged to consult their tax advisors regarding the application of U.S. federal income tax rules, including withholding, to their tender of Shares.

Backup Withholding.  The Fund generally is required to withhold and remit to the U.S. Treasury a percentage of the taxable distributions and redemption proceeds paid to any individual Shareholder who fails to properly furnish the Fund with a correct taxpayer identification number, who has under-reported dividend or interest income, or who fails to certify to the Fund that he or she is not subject to such withholding.

Shareholders should provide the Fund with a valid taxpayer identification number and comply with certain certification procedures (generally, by providing a properly completed IRS Form W-9 or appropriate IRS Form W-8, as applicable, or other appropriate form) or otherwise establish an exemption from backup withholding tax in order to avoid backup withholding on the distributions they receive from the Fund regardless of how they are taxed with respect to their tendered Common Shares. Each Non-U.S. Shareholder should complete and sign an appropriate IRS Form W-8 and each U.S. Shareholder should complete and sign an IRS Form W-9. Backup withholding is not an additional tax and any amount withheld may be credited against a Shareholder’s U.S. federal income tax liability, provided the appropriate information is furnished to the IRS. Tendering Shareholders are urged to consult their own tax advisors and the applicable withholding agent, such as their broker or other Nominee Holder, about the requirements relating to backup withholding.

Other Tax Consequences.  The Fund’s purchase of Common Shares in the Offer may directly result in, or contribute to a subsequent, limitation on the Fund’s ability to use capital loss carryforwards to offset future gains. Therefore, in certain circumstances, Shareholders who remain Shareholders following completion of the Offer may pay taxes sooner, or pay more taxes, than they would have had the Offer not occurred.

Any sales of securities by the Fund to raise cash to meet repurchase requests could result in increased taxable distributions to Shareholders, including distributions taxable as ordinary income. See “Recognition of Capital Gains” below.

Under Treasury regulations directed at tax shelter activity, if a Shareholder recognizes a loss of $2 million or more in the case of an individual Shareholder or $10 million or more in the case of a corporate Shareholder, such Shareholder must file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases excepted from this reporting requirement, but under current guidance, Shareholders of a regulated investment company (“RIC”) such as the Fund are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Shareholders should consult their own tax advisers concerning any possible disclosure obligation with respect to their investment in Shares and their participating in the Offer.

FATCA Withholding.  Sections 1471-1474 of the Code and the U.S. Treasury and IRS guidance issued thereunder (collectively, “FATCA”) generally require the Fund to obtain information sufficient to identify the status of each of its Shareholders under FATCA or under an applicable intergovernmental agreement (an “IGA”) between the United States and a foreign government. If a Shareholder fails to provide the requested information or otherwise fails to comply with FATCA or an IGA, the Fund may be required to withhold under FATCA with respect to that Shareholder at a rate of 30% on ordinary dividends it pays. The IRS and the Department of Treasury have issued proposed regulations (on which taxpayers may rely pending the issuance of final regulations) providing that these withholding rules will not apply to the gross proceeds of share redemptions or capital gain dividends the Fund pays. If a payment by the Fund is subject to FATCA withholding, the Fund is required to withhold without reference to any other withholding exemption.

As the Fund may not be able to determine whether a payment made pursuant to the Offer will properly be characterized as an “exchange” or a “dividend” for U.S. tax purposes at the time of such payment, the Fund may be required to withhold on any payment to a tendering Shareholder under FATCA, unless the Fund receives appropriate documentation (including a Form W-9 or an applicable IRS Form W-8 properly certifying the Shareholder’s status under FATCA) indicating that such withholding is not required.

Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the applicable refund procedure, if any.

7.	PRICE RANGE OF COMMON SHARES; DIVIDENDS

The Common Shares are traded on the NYSE. During each completed quarter for the past 24-month period, the highest and lowest market price per Share, and period-end market price per Share (as of the close of regular trading on the NYSE on the last day of such periods) were as follows:

Fiscal Quarter Ended	Market Price ($)
	High	Low	Close of Quarter
May 31, 2019	$6.68	$6.29	$6.30
August 31, 2019	$6.69	$6.21	$6.36
November 30, 2019	$6.69	$5.89	$6.13
February 29, 2020	$6.35	$5.50	$5.50

Fiscal Quarter Ended	Market Price ($)
	High	Low	Close of Quarter
May 31, 2020	$5.80	$3.85	$4.97
August 31, 2020	$5.12	$4.81	$5.07
November 30, 2020	$5.20	$4.62	$5.18
February 28, 2021	$5.53	$5.15	$5.47

8.	SOURCE AND AMOUNT OF FUNDS; EFFECT OF THE OFFER

The actual cost of the Offer to the Trust cannot be determined at this time because the number of Shares to be purchased will depend on the number of Shares tendered for purchase, and the price will be 98% of the NAV of the Shares as of the day after the Expiration Date. If shareholders tendered all Shares offered for purchase pursuant to the Offer, and the Trust purchased such Shares at a price per share of $6.25, equal to 98% of the NAV as of March 31, 2021 ($6.13 per Share), payments by the Trust to the participating shareholders would be approximately $87,331,229.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand and then from proceeds of sales of securities in the Fund’s investment portfolio. Although permitted to do so, the Fund does not expect to borrow money to finance the purchase of any tendered Shares.

The Offer may have certain adverse consequences for tendering and non-tendering Shareholders.

Effect on NAV per Share and Consideration Received by Tendering Shareholders. The NAV per Share of Fund Shares may decline before the Expiration Date due to a number of factors, including factors relating to the Offer itself. The Fund may receive proceeds from the sale of portfolio securities that are less than the valuations of such securities by the Fund. In addition, in order to pay the aggregate purchase price for Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand and then from the proceeds from the sale of portfolio securities held by the Fund. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the over-supply of portfolio securities for sale could cause market prices of the Fund’s portfolio securities, and hence the NAV of the Shares, to decline. If such a decline occurs, the Fund cannot predict what its magnitude might be or whether such a decline would be temporary or continue to or beyond the Expiration Date. Because the price per Share to be paid in the Offer will be dependent upon the NAV per Share as determined as of the close of regular trading on the NYSE as of the business day after the Expiration Date, if such a decline were to continue to the business day after the Expiration Date, the consideration received by tendering Shareholders would be less than it otherwise might be. Sale of portfolio securities will result in increased transaction expenses, which will reduce the Fund’s NAV per Share. For these and other reasons, because of the Offer, the NAV per Share may decline more than it otherwise might, thereby reducing the amount of proceeds received by tendering Shareholders, and also reducing the NAV per Share for non-tendering Shareholders. However, because the Offer price is for 98% of the NAV of the Shares, the purchase of Shares tendered in and of itself would be somewhat accretive to the NAV of Shares outstanding following completion of the Offer, potentially offsetting any decline at least in part.

Because the Fund will likely sell securities to raise cash for the purchase of Shares, the Fund can be expected to hold a greater than normal percentage of its net assets in cash and cash equivalents. This larger cash position may interfere with the Fund’s ability to meet its investment objectives. The Fund is required by law to pay for tendered Shares it accepts promptly after the Expiration Date of the Offer. If on or prior to the Expiration Date, the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Recognition of Capital Gains. The actual tax effect of sales of the Fund’s portfolio securities will depend on the difference between the price at which such portfolio securities are sold and the Fund’s tax basis in such securities. Any capital gains recognized in any such sales on a net basis, after reduction by any available capital losses, including capital loss carryforwards, will be distributed to Shareholders as capital gain dividends (to the extent of net realized long-term capital gains over net realized short-term capital losses) or ordinary dividends (to the extent of net realized short-term capital gains over net realized long-term capital losses) during or with respect to the year of sale, and such distributions will be taxable to Shareholders. Any such sales (1) could require Shareholders that hold Shares at the time of a declaration of distributions, which could include both tendering and non-tendering Shareholders, depending on the timing of such declaration, to pay taxes on greater distributions of capital gains recognized by the Fund than they otherwise would have absent such sales; and (2) could require the Fund to sell additional portfolio securities in order to raise cash to make such additional distributions, thereby requiring the Fund, in turn, to realize and recognize additional capital gains.

It is impossible to predict the amount of unrealized gains or losses in the Fund’s portfolio securities at the time the Fund is required to sell such portfolio securities, and hence the amount of capital gains or losses that would be realized and recognized. As of March 31, 2021, the Fund had net unrealized appreciation of approximately $54.2 million in its portfolio as a whole. As of March 31, 2021, the Fund further had $129.0 million of capital loss carryforwards. If sales of portfolio securities to meet tender requests had taken place on March 31, 2021, the Fund would have had sufficient capital loss carryforwards to offset any gains realized on such sales and Shareholders therefore would not have been expected to receive additional taxable distributions as a result of such sales.

Tax Consequences of Repurchases to Shareholders. The Fund’s purchase of Shares tendered pursuant to the Offer will have tax consequences for tendering Shareholders and may also have tax consequences for non-tendering Shareholders. See Section 6, “Certain Material U.S. Federal Income Tax Consequences.”

Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering Shareholders. All Shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund’s aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification, and proportionately higher expenses. The Investment Manager has agreed to waive a portion of its management fee for the Fund following the completion of the Offer so that the Fund’s expense ratio will not increase following the Offer; there is no assurance as to how long that expense limitation might remain in place following the Offer. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund’s investment performance.

Possible Proration. If greater than 15% of the Fund’s Shares are tendered pursuant to the Offer, the Fund would, upon the terms and subject to the conditions of the Offer, purchase Shares tendered on a pro rata basis according to the number of securities tendered by each shareholder during the Offer. Accordingly, Shareholders cannot be assured that all of their tendered Shares will be repurchased.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

9.	PURPOSE OF THE OFFER

The Board approved the partial tender offer described herein, which is intended to provide Shareholders with an opportunity to achieve partial liquidity without negatively impacting the long-term performance of the Fund. In approving the Offer, the Board considered a number of factors, including: information regarding the markets in which the Fund invests; possible alternatives to the Offer; the costs of the Offer to the Fund; that the Offer could provide an opportunity for Shareholders to achieve partial liquidity at a price close to NAV per Share and greater than what they could realize in the secondary market at that time; that the Offer is expected to have an accretive impact to NAV per Share for Shareholders who remain invested in the Fund; that the Offer may assist in narrowing the discount to NAV per Share at which the Shares trade in the short-term; that there was not expected to be any change to the net expense ratio of the Fund following completion of the Offer; that the Board considered the representations by management that the Offer was not expected to have an adverse impact on ongoing investment strategies and efforts to achieve the Fund’s objective; and that the Investment Manager recommended the Offer to the Board. The Board also considered that there can be no assurance that the Offer will have the effect of narrowing the discount, on either a short- or long-term basis, or that any reduction in the discount will be sustained following the expiration of the Offer. Rather, the Board considered that the market price of the Shares will be determined by, among other things, the relative demand for and supply of the Shares in the market, the Fund’s investment performance, the Fund’s dividends and yield, and investor perception of the Fund’s overall attractiveness as an investment compared with other investment alternatives. The Board also considered information regarding the accretive effect of the Offer to the Fund’s NAV per Share over time. After considering the totality of the foregoing and other factors, none of which alone was dispositive, the Board determined to authorize the Offer. Different Trustees may have given different weight to various factors in making their determinations.

There can be no assurance, however, that this Offer will have the effect of narrowing the discount or that any reduction in the discount will be sustained following the expiration of the Offer. Any Shares acquired by the Fund pursuant to the Offer will become authorized but unissued Shares and will be available for issuance by the Fund without further Shareholder action (except as required by applicable law or the rules of national securities exchanges on which the Shares are listed). The Fund is not in negotiations and does not have any plans or proposals that relate to: (i) engage in a merger, reorganization or liquidation; (ii) purchase, to sale or transfer a material amount of the Fund’s assets; (iii) materially alter the dividend policy, or indebtedness or capitalization of the Fund; (iv) to change the Fund’s management or Trustees; (v) to otherwise change the Fund’s corporate structure or business, including any plans or proposals to make changes in an fundamental investment policy requiring a shareholder votes; (vi) to delist or cease registration of its securities; (vii) to stop reporting supplementary and periodic information pursuant to Section 15(d) of the Securities Exchange Act of 1934; (viii) to acquire or dispose of additional Fund securities; or (ix) amend or alter the Fund’s charter, bylaws, or other governing documents.

NONE OF THE FUND, ITS BOARD, THE INVESTMENT MANAGER OR THE SUB-ADVISER MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER ANY OR ALL OF SUCH SHAREHOLDER’S SHARES. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

10.	INFORMATION CONCERNING THE FUND, THE INVESTMENT MANAGER AND THE SUB-ADVISER

The Fund is a closed-end management investment company organized as a Delaware statutory trust, whose principal executive offices are located at 7337 East Doubletree Ranch Road, Suite 100, Scottsdale, AZ 85258-2034, telephone: 1-888-992-0180. The Fund commenced operations on October 31, 2006 as a NYSE-listed company.

Available Information about the Fund. The Fund is subject to the informational requirements of the 1940 Act and in accordance therewith files annual reports, proxy statement and other information with the U.S. Securities and Exchange Commission (“SEC”) relating to its business, financial condition and other matters. The Fund is required to disclose in proxy statements certain information, as of particular dates, concerning the Fund’s Trustees and Officers, their remuneration, the principal holders of the Fund’s securities and any material interest of such persons in transactions with the Fund. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports, proxy statements and other information may be viewed on the EDGAR Database on the SEC’s Internet site at www.sec.gov. You may get copies of this information, with payment of a duplication fee, by electronic request at the following E-mail address: publicinfo@sec.gov.

Agreements Involving the Fund. Voya Investments, an Arizona limited liability company, serves as the investment manager to the Fund pursuant to an investment management agreement. Voya Investments is registered with the SEC as an investment adviser. The Investment Manager is an indirect, wholly-owned subsidiary of Voya Financial, Inc. The Investment Manager has engaged the Sub-Adviser, a Delaware limited liability company, to serve as the Sub-Adviser to the Fund pursuant to a sub-advisory agreement. The Sub-Adviser was founded in 1972 and is registered with the SEC as an investment adviser. The Sub-Adviser is an indirect, wholly-owned subsidiary of Voya Financial, Inc. and is an affiliate of the Investment Manager.

The Fund also is a party to certain other service agreements. Computershare Inc. serves as the Fund’s transfer agent, registrar and dividend disbursing agent. Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., serve as the Fund’s Depositary for the Offer. Georgeson LLC serves as the Fund’s Information Agent for the Offer. The Bank of New York Mellon serves as the custodian for the Fund. The amounts paid by the Fund under these service agreements are or will be disclosed in the Fund’s financial statements, which can be found in the Fund’s annual and semi-annual reports.

11.	INTERESTS OF THE TRUSTEES AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

As of the date of this Offer to Purchase, the Trustees and executive officers of the Fund did not beneficially own any Shares. The aggregate number and percentage of the Shares owned beneficially by Voya Financial, Inc., the Investment Manager and the Sub-Adviser as of April 6, 2021 are set forth in the table below.

Name and Position	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Voya Financial, Inc.	None	None
Investment Manager	12,409.1657	0.013%
Sub-Adviser	None	None

To the best of the Fund’s knowledge, except as otherwise stated in this Offer to Purchase, none of the Fund’s Trustees, or Officers, or affiliates currently intends to tender Shares pursuant to the Offer.

Based upon the Fund’s records and upon information provided to the Fund by its trustees and officers, neither the Fund nor, to the best of the Fund’s knowledge, any of the trustees or officers of the Fund, has effected any transactions in the Common Shares during the sixty day period prior to the date hereof.

To the best of the Fund’s knowledge, the Fund knows of no agreement, arrangement or understanding, contingent or otherwise or whether or not legally enforceable, between (a) the Fund, any of the Fund’s officers or Trustees, any person controlling the Fund or any officer, trustee or director of any corporation or other person ultimately in control of the Fund and (b) any person with respect to any securities of the Fund (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations).

12.	LEGAL MATTERS; REGULATORY APPROVALS

Except as described in this Offer to Purchase, the Fund is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by the acquisition of Common Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Common Shares as contemplated by the Offer. Should any such approval or other action be required, the Fund currently contemplates that it will seek approval or such other action. The Fund cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Common Shares tendered in response to the Offer pending the outcome of any such matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to the Fund’s business. The Fund’s obligation to accept for payment and pay for Shares under the Offer is subject to various conditions described in Section 13, “Conditions of the Offer.”

13.	CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, it is the announced policy of the Board, which may be changed by the Trustees, and a condition to the Offer that the Fund cannot accept tenders or effect repurchases during any period if: (1) such transactions, if consummated, would (a) result in delisting of the Fund’s Shares from the NYSE; (b) impair the Fund’s status as a RIC under the Code (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of shareholders who receive distributions from the Fund); (2) there is any (a) legal or regulatory action or proceeding instituted or threatened challenging such transaction, (b) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), or the Nasdaq Stock Market and the NYSE MKT LLC; (c) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States or New York State, or (d) new limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; or (3) in the Board’s judgment, other event or condition which would have a material adverse effect on the Fund or the Shareholders if tendered Shares were purchased or the Board of Trustees determines that the purchase of Shares might be a breach of its fiduciary duty.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. In the event any of the foregoing conditions are modified or waived in whole or in part at any time, the Fund will promptly make a public announcement of such waiver and may, depending on the materiality of the modification or waiver, extend the Offer period as provided in Section 2, “Extension of Tender Period, Termination; Amendment” of this Offer to Purchase.

The foregoing conditions are for the sole benefit of the Fund and may be asserted by the Fund regardless of the circumstances (including any action or inaction by the Fund) giving rise to any of these conditions, and may be waived by the Fund, in whole or in part, at any time and from time to time, on or before the Expiration Date, in its sole discretion. The Fund’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by the Fund concerning the events described above will be final and binding on all parties.

14.	FEES AND EXPENSES

The Fund has retained Georgeson LLC to act as the Information Agent and Computershare Inc. and its wholly owned subsidiary, Computershare Trust Company, N.A., to act as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the federal securities laws.

The Fund will not pay any fees or commissions to any broker, any other Nominee Holder, or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Common Shares pursuant to the Offer. Brokers and other Nominee Holders will, upon request, be reimbursed by the Fund for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. No such broker or other Nominee Holder has been authorized to act as the agent of the Fund, the Information Agent, or the Depositary for purposes of the Offer.

15.	MISCELLANEOUS

The Offer is not being made to (nor will tenders be accepted from or on behalf of) Shareholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of the Shares is not in compliance with applicable law. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer is not in compliance with any applicable law. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in that jurisdiction is permitted under Rule 13e-4(f)(9) under the Exchange Act.

In accordance with Rule 13e-4 under the Exchange Act, the Fund has filed with the SEC a Tender Offer Statement on Schedule TO that contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the places and in the manner set forth in Section 10, “Information Concerning the Fund, the Investment Manager and the Sub-Adviser.”

The Fund has not authorized any person to make any recommendation on its behalf regarding whether Shareholders should tender or refrain from tendering Shares in the Offer. The Fund has not authorized any person to provide any information or make any representation in connection with the Offer, other than those contained in this Offer to Purchase or in the related Letter of Transmittal. Shareholders should not rely upon any recommendation, information or representation that is given or made as having been authorized by the Fund, the Board, the officers of the Fund, its Investment Manager, Sub-Adviser, the Fund’s transfer agent, the Depositary or the Information Agent.

16.	CONTACTING THE DEPOSITARY AND THE INFORMATION AGENT

The Letter of Transmittal, certificates for the Shares and any other required documents should be sent by each Shareholder of the Fund or his or her broker, dealer, bank, trust company or other nominees to the Depositary as set forth below.

The Depositary for the Offer is:

Computershare

By First Class, Registered or Certified Mail:

Computershare

c/o Voluntary Corporate Actions

PO Box 43011

Providence, RI 02940-3011

By Express or Overnight Delivery:

Computershare

c/o Voluntary Corporate Actions

150 Royall Street, Suite V

Canton, MA 02021

Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, and other documents may be directed to the Information Agent at its telephone number below. Shareholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

1290 Avenue of the Americas, 9th Floor

New York, NY 10104

Shareholders, Banks and Brokers

Call Toll Free: 866-828-4305

Voya Global Equity Dividend and Premium Opportunity Fund

April 19, 2021